ISIN: US90275C7636
Public
Call Warrants Linked to the EURO STOXX 50
®
Index
Distributed through J.P. Morgan
Securities LLC
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-204908
Dated August 19, 2015

300%
250%
200%
150%
100%
50%
0%
-50%
-100%
Hypothetical Return
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
3 Year Index Return
Total Return on Warrant at Maturity

J.P.Morgan

UBS

Indicative Terms
Hypothetical Return Profile Upon Expiration of Your Warrants
Index
EURO STOXX 50® Index
Index Starting Level
[ ]
Premium/Initial Investment
$117.00 per Warrant, representing 11.70% of the notional amount per Warrant
Notional Amount
$1,000.00 per Warrant
Term
3 years
Investor Suitability / Risk Considerations
3 Year Index
Return
Warrant Value at
Expiration
Gain/Loss on Warrant
Warrant Total Return
40.00%
$400.00
$283.00
241.88%
    Investing in the Warrants involves significant risks:
35.00%
$350.00
$233.00
199.15%
    The Warrants are leveraged investments that involve a high degree of risk; you may
30.00%
$300.00
$183.00
156.41%
    lose all or a substantial portion of your investment
25.00%
$250.00
$133.00
113.68%
    The index return must exceed 11.70% for you to receive a positive return
20.00%
$200.00
$83.00
70.94%
    If the index level does not appreciate from the trade date to the expiration date, the
15.00%
$150.00
$33.00
28.21%
    Warrants will expire worthless and you will lose all of your initial investment
11.70%
$117.00
$0.00
0.00%
10.00%
$100.00
-$17.00
-14.53%
    paid on any index constituent stocks
5.00%
$50.00
-$67.00
-57.26%
    You are willing to hold the Warrants until the expiration date
0.00%
$0.00
-$117.00
-100.00%
    You are approved for trading options with your broker-dealer including
-5.00%
$0.00
-$117.00
-100.00%
    the purchase of call options and understand the risks inherent in an
-10.00%
$0.00
-$117.00
-100.00%
   investment in the Warrants (including the risks of trading options)
-15.00%
$0.00
-$117.00
-100.00%
    You assume the credit risk of UBS AG for all payments under the Warrants
-20.00%
$0.00
-$117.00
-100.00%
    The level of the index can rise or fall sharply due to numerous factors
-25.00%
$0.00
-$117.00
-100.00%
    You seek increased sensitivity to the market risk of the index and can tolerate
-30.00%
$0.00
-$117.00
-100.00%
    fluctuations in the price of the Warrants prior to the expiration date that will far exceed
-35.00%
$0.00
-$117.00
-100.00%
    the downside fluctuations in the level of the index
-40.00%
$0.00
-$117.00
-100.00%
    JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their
-45.00%
$0.00
-$117.00
-100.00%
    affiliates act as a placement agent
-50.00%
$0.00
-$117.00
-100.00%
    Additional risk factors with respect to the Warrants offering and the underlying market
Warrant Description
European-style, cash-settled call warrants (the “Warrants”), each linked to the performance of the EURO STOXX
50® Index.
Automatic Exercise
The Warrants will be automatically exercised on the expiration date if the index ending level is greater than the index starting level.  (You do not have the right to exercise your Warrants prior to the expiration date.)
Cash Settlement Amount
For each Warrant, an amount equal to the greater of (i) the notional amount per Warrant multiplied by the index return and (ii) zero.  The issuer will pay the cash settlement amount on the cash settlement payment date.
Payment upon Automatic Exercise
If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date. The index return must be greater than 11.70% for you to receive a positive return on your initial investment.
    You do not seek current income from your investment and are willing to forego dividends
1
Hypothetical
Index Return Versus Warrant Total Return
11.70%

Disclaimer
This
material
has
been
prepared
by
UBS
AG,
or
an
affiliate
thereof
("UBS").
In
certain
countries
UBS
AG
is
referred
to
as
UBS
SA.
UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering for which this prospectus supplement relates.
Before you invest, you should read the prospectus dated June 12, 2015 titled “Debt Securities and Warrants”, relating to our Warrants and the index supplement dated June 12, 2015 which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Warrants, may be linked and any other documents that UBS has filed with the SEC for more complete
information
about
UBS.
You
may
obtain
these
documents
for
free
from
the
SEC
Website
at
www.sec.gov. Our
Central
Index
Key,
or
CIK,
on
the
SEC
Website
is
0001114446.
Alternatively,
UBS
will
arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.
This material is for distribution only under such circumstances as may be permitted by applicable law. It has no regard to the specific investment objectives, financial situation or particular needs of any recipient. It is published solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. No representation or warranty, either express or implied, is provided in relation to the accuracy, completeness or reliability of the information contained herein, nor is it intended to be a complete statement or summary of the securities, markets or developments referred to in the materials.  It should not be regarded by recipients as a substitute for the exercise of their own judgement. Any opinions expressed in this material are subject to change without notice and may differ or be contrary to opinions expressed by other business areas or groups of UBS as a result of using different assumptions and criteria. UBS is under no obligation to update or keep current the information contained herein. UBS, its directors, officers and employees' or clients may have or have had interests or long or short positions in the securities or other financial instruments referred to herein and may at any time make purchases and/or sales in them as principal or agent. UBS may act or have acted as market-maker in the securities or other financial instruments discussed in this material. Furthermore, UBS may have or have had a relationship with or may provide or has provided investment banking, capital markets and/or other financial services to the relevant companies. Neither UBS nor any of its affiliates, nor any of
UBS'
or
any
of
its
affiliates,
directors,
employees
or
agents
accepts
any
liability
for
any
loss
or
damage
arising
out
of
the
use
of
all
or
any
part
of
this
material.
Options, derivative products and futures are not suitable for all investors, and trading in these instruments is considered risky. Past performance is not necessarily indicative of future results. Foreign currency rates of exchange may adversely affect the value, price or income of any security or related instrument mentioned in this presentation. Prior to entering into a transaction you should consult with your own legal, regulatory, tax, financial and accounting advisers to the extent you deem necessary to make your own investment, hedging and trading decisions. Any transaction between you and UBS will be subject to the detailed
provisions
of
the
term
sheet,
confirmation
or
electronic
matching
systems
relating
to
that
transaction.
Clients
wishing
to
effect
transactions
should
contact
their
local
sales
representative.
Additional
information will be made available upon request.
For financial instruments admitted to trading on an EU regulated market: UBS AG, its affiliates or subsidiaries (excluding UBS Securities LLC and/or UBS Capital Markets LP) acts as a market maker or liquidity provider (in accordance with the interpretation of these terms in the UK) in the financial instruments of the issuer save that where the activity of liquidity provider is carried out in accordance with the definition given to it by the laws and regulations of any other EU jurisdictions, such information is separately disclosed in this material.
United Kingdom and the rest of Europe: Except as otherwise specified herein, this material is communicated by UBS Limited, a subsidiary of UBS AG, to persons who are market counterparties or intermediate customers
(as
detailed
in
the
FSA
Rules)
and
is
only
available
to
such
persons.
The
information
contained
herein
does
not
apply
to,
and
should
not
be
relied
upon
by,
private
customers.
UBS
Limited
is
regulated
by
the
FSA.
France:
Prepared
by
UBS
Limited
and
distributed
by
UBS
Limited
and
UBS
Securities
France
S.A.
UBS
Securities
France
S.A.
is
regulated
by
the
Autorité
des
Marchés
Financiers
(AMF).
Where
an
analyst
of
UBS
Securities
France
S.A.
has
contributed
to
this
material,
the
material
is
also
deemed
to
have
been
prepared
by
UBS
Securities
France
S.A.
Germany:
Prepared
by
UBS
Limited
and
distributed
by
UBS
Limited
and
UBS
Deutschland
AG.
UBS
Deutschland
AG
is
regulated
by
the
Bundesanstalt
fur
Finanzdienstleistungsaufsicht
(BaFin).
Spain:
Prepared
by
UBS
Limited
and
distributed
by
UBS
Limited
and
UBS
Securities
España
SV,
SA.
UBS
Securities
España
SV,
SA
is
regulated
by
the
Comisión
Nacional
del
Mercado
de
Valores
(CNMV).
Turkey:
Prepared
by
UBS
Menkul
Degerler
AS
on
behalf
of
and
distributed
by
UBS
Limited.
Russia:
Prepared
and
distributed
by
the
Moscow
Representative
Office
of
UBS
Cyprus
Moscow
Limited.
Switzerland:
These
materials
are
distributed
in
Switzerland
by
UBS
AG
to
persons
who
are
institutional
investors
only.
Italy:
Prepared
by
UBS
Limited
and
distributed
by
UBS
Limited
and
UBS
Italia
Sim
S.p.A..
UBS
Italia
Sim
S.p.A.
is
regulated
by
the
Bank
of
Italy
and
by
the
Commissione
Nazionale
per
le
Società
e
la
Borsa
(CONSOB).
Where
an
analyst
of
UBS
Italia
Sim
S.p.A.
has
contributed
to
this
material,
the
material
is
also
deemed
to
have
been
prepared
by
UBS
Italia
Sim
S.p.A.. South Africa: UBS South Africa (Pty) Limited (Registration No. 1995/011140/07) is a member of the JSE Limited, the South African Futures Exchange and the Bond Exchange of South Africa. UBS South
Africa (Pty) Limited is an authorised
Financial Services Provider. Canada: These materials are being distributed in Canada by UBS Securities Canada Inc., a subsidiary of UBS AG and a member of the principal
Canadian stock exchanges & CIPF. Hong Kong: The materials relating to equities and other securities business, and related research, are being distributed in Hong Kong by UBS Securities Asia Limited. The material relating to corporate finance, foreign exchange, fixed income products and other banking business, and related research, are being distributed in Hong Kong by UBS AG, Hong Kong Branch.  Singapore:
Distributed
by
UBS
Securities
Pte.
Ltd
or
UBS
AG,
Singapore
Branch.
Japan:
The
materials
relating
to
equities,
fixed
income
products,
corporate
finance
and
other
securities
business,
and
related
research,
are
distributed in Japan by UBS Securities Japan Ltd. The materials relating to foreign exchange and other banking business, and related research, are distributed in Japan by UBS AG, Tokyo Branch.  Australia:
These
materials
are
distributed
in
Australia
by
UBS
AG
(Holder
of
Australian
Financial
Services
Licence
No.
231087)
and
UBS
Securities
Australia
Ltd
(Holder
of
Australian
Financial
services
Licence
No.
231098).  New Zealand: These materials are distributed in New Zealand by UBS New Zealand Ltd.
© 2015 UBS. All rights reserved. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect.

3 Contact Information UBS Structuring 1285 Avenue of the Americas New York, NY 10019 Tel. +1 203-719-7777 www.ubs.com UBS Securities LLC is a subsidiary of UBS AG